Exhibit 99.1


July 30, 2007

             VERIZON WIRELESS TO ACQUIRE RURAL CELLULAR CORPORATION,
               EXPAND THE NATION'S MOST RELIABLE WIRELESS NETWORK

         Acquisition Will Expand Coverage In Rural Markets In 15 States

Basking Ridge, NJ - In a move to expand its wireless service coverage in rural markets, Verizon Wireless, a joint venture of Verizon Communications (NYSE:VZ) and Vodafone (NYSE and LSE: VOD), announced today that it has entered into an agreement to acquire Rural Cellular Corporation (NASDAQ:RCCC), for approximately $2.67 billion in cash and assumed debt.

The acquisition will further enhance Verizon Wireless' network coverage in markets adjacent to its existing service areas. The combination will increase Verizon Wireless coverage by 4.7 million licensed POPs (population), and increase its customer base by more than 700,000.

"Verizon Wireless continually looks for opportunities to enhance our customers' wireless experience," said Lowell McAdam, president and CEO of Verizon Wireless. "The addition of Rural Cellular's markets will enable us to expand our services into areas where previously we had little or no presence, and will give Rural Cellular's Unicel customers access to the nation's most reliable network and a broader range of voice and data services."

Richard Ekstrand, president and CEO of Rural Cellular Corporation, said, "Since the founding of Rural Cellular Corporation in 1990, our mission has been to provide wireless service to rural areas across the country where tourism, agriculture and small businesses are prevalent. Our employees are deservedly proud of the tremendous growth and strong financial performance we have achieved, while we continued to focus on providing innovative solutions through wireless technologies and maximizing customer satisfaction.

"Today, as the wireless industry continues to evolve, our Board of Directors has concluded that it is in the company's best interest to enter into a sale transaction with Verizon Wireless. As the nation's leading wireless provider, Verizon Wireless has the resources and scale to provide a wide range of outstanding products and services to our customers, while also offering new opportunities for many of our employees."

EXPANDED NETWORK AND SERVICE, SYNERGY OPPORTUNITY
Rural Cellular's network served 716,000 customers as of March 31, 2007, spread across five regional territories. Its networks are located in the states of Maine, Vermont, New Hampshire, New York, Massachusetts, Alabama, Mississippi, Minnesota, North Dakota, South Dakota, Wisconsin, Kansas, Idaho, Washington, and Oregon.

Rural Cellular utilizes both CDMA and GSM technology separately across its five regional markets. Verizon Wireless plans to deploy CDMA service in Rural Cellular's existing GSM markets and convert the GSM customers to CDMA service. Verizon Wireless, however, anticipates maintaining Rural Cellular's existing GSM networks to continue serving the roaming needs of other GSM carriers' customers.

Verizon Wireless expects to realize more than $1 billion in synergies in reduced roaming and operations expenses. The addition of the new markets will also offer the company additional upside growth opportunities.

DEAL TERMS
Under terms of the agreement, approved by the boards of both companies, holders of Rural Cellular's common stock will receive $45 per share in cash for a total equity price of $757 million on a fully diluted basis. Including net debt as of the first quarter of 2007, the total transaction value is approximately $2.67 billion. The $45 price per share represents a 16 percent premium to the average closing price over the last 10 trading days and a 41 percent premium to the last closing price of $31.88 on Friday, July 27, 2007.

The acquisition, which is subject to governmental and regulatory approval and approval of Rural Cellular's shareholders, is expected to close in the first half of 2008.

Rural Cellular Corporation was advised on the transaction by Bear, Stearns & Co., Skadden Arps Slate Meagher & Flom LLP and Falkenberg Capital. Verizon Wireless was advised by JPMorgan Chase & Co. and Debevoise & Plimpton LLP.

ABOUT VERIZON WIRELESS
Verizon Wireless operates the nation's most reliable wireless voice and data network, serving 62.1 million customers. The largest U.S. wireless company and largest wireless data provider, based on revenues, Verizon Wireless is headquartered in Basking Ridge, N.J., with 67,000 employees nationwide. The company is a joint venture of Verizon Communications (NYSE: VZ) and Vodafone (NYSE and LSE: VOD). Find more information on the Web at www.verizonwireless.com. To preview and request broadcast-quality video footage and high-resolution stills of Verizon Wireless operations, log on to the Verizon Wireless Multimedia Library at www.verizonwireless.com/multimedia.

ABOUT RURAL CELLULAR CORPORATION
RCC, based in Alexandria, Minnesota, provides wireless communication services under the Unicel brand to Central, Midwest, Northeast, South and Northwest territories located in 15 states. For additional information about Rural Cellular Corporation, please refer to its web site at www.unicel.com.

FORWARD-LOOKING STATEMENTS
Statements about RCC's future prospects are forward-looking and, therefore, involve certain risks and uncertainties. These and other risk factors are discussed in RCC's Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission.

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Rural Cellular Corporation by Verizon Wireless. In connection with the proposed acquisition, Rural Cellular Corporation plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF RURAL CELLULAR CORPORATION ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final proxy statement will be mailed to shareholders of Rural Cellular Corporation. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Rural Cellular Corporation with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and Rural Cellular Corporation's other filings with the SEC may also be obtained from Rural Cellular Corporation. Free copies of Rural Cellular Corporation's filings may be obtained by directing a request to Rural Cellular Corporation, 3905 Dakota Street SW, Alexandria, MN 56308, Attention: Investor Relations.


Rural Cellular Corporation, Verizon Wireless and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Rural Cellular Corporation's shareholders in favor of the proposed acquisition. Information regarding Rural Cellular Corporation's directors and executive officers is available in Rural Cellular Corporation's proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 23, 2007. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.


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